EXHIBIT 99
News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman to Record Fourth Quarter Non-Cash Goodwill Impairment Charge
•	Charge for Goodwill Impairment Primarily due to Decline in Market Multiples; Charge Does Not Impact Normal Business Operations

•	Will Report a Net Loss for the Fourth Quarter and 2008

•	Expects EPS from Continuing Operations Before the Charge to Meet the Upper End of Prior Guidance Range

•	Expects 2008 Cash from Operations and Free Cash Flow to Exceed Upper End of Prior Guidance Ranges

•	Fourth Quarter and 2008 Financial Results to be Reported Feb. 3, 2009
     LOS ANGELES — Jan. 22, 2009 — Northrop Grumman Corporation (NYSE: NOC) announced today that it will record a fourth quarter non-cash, after-tax charge of $3.0 to $3.4 billion for impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.” As a result of this charge, the company will report a net loss for the fourth quarter and 2008. The company performed its required annual testing of goodwill as of Nov. 30, 2008 using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. Testing as of Nov. 30, 2008 indicated that book values for Shipbuilding and Space Technology exceeded the fair values of these businesses.
     The estimated impairment charge is primarily driven by adverse equity market conditions that caused a decrease in current market multiples and the company’s stock price as of Nov. 30, 2008, compared with testing performed as of Nov. 30, 2007. The charge is attributable to goodwill recorded in connection with acquisitions made in 2001 and 2002. The estimated charge is subject to finalization, which the company will complete prior to reporting its 2008 financial results. This non-cash charge does not impact the company’s normal business operations.
     The company expects 2008 earnings per share from continuing operations before the charge to meet the upper end ($5.20 per share) of its prior guidance range. In addition, the company expects 2008 cash from operations and free cash flow to exceed the upper end ($2.9 billion and $2.1 billion, respectively) of prior guidance ranges. Free

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman to Record Fourth Quarter Non-Cash Goodwill Impairment Charge

cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract and related software costs.
     Northrop Grumman will report fourth quarter and full year 2008 financial results on Feb. 3, 2009 and will webcast its earnings conference call at 10:00 a.m. EST. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
     Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “preliminary,” “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “forecast,” “intend,” “anticipate,” “guidance,” “outlook,” “trends,” “target” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to the impact of domestic and global economic uncertainties on financial markets, access to capital, value of goodwill and other long-lived assets; changes in government spending; future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions and regulatory requirements; the outcome of litigation, claims, appeals, bid protests, and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; performance issues with, and financial viability of, key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; the availability and retention of skilled labor; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks that could adversely affect the profitability or cash flow of the Company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman to Record Fourth Quarter Non-Cash Goodwill Impairment Charge

or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K as updated by Form 8-K filed on July 29, 2008 and Form 10-Q.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com